SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 6, 2005

Worldspan, L.P.

(Exact name of registrant as specified in its charter)

Delaware	333-109064	31-1429198
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Galleria Parkway, N.W., Atlanta, GA		30339
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (770) 563-7400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

(a)                    As described in Item 5.02(b) below, the Employment Agreement effective as of December 1, 2004 with an initial term of one year (the “Employment Agreement”) between Worldspan, L.P. (the “Company”), Worldspan Technologies Inc. and Dale Messick was terminated effective June 6, 2005.  Pursuant to the Employment Agreement, Mr. Messick was eligible for annual bonus compensation in accordance with our bonus program, subject to proration, and a stipulated severance payment.  Effective June 6, 2005 we entered into a Consulting Agreement with Mr. Messick pursuant to which he will provide certain financial services as requested by us for a period of approximately four months.

5.02                        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)                    Following the departure of our former Chief Financial Officer, the Company entered into the Employment Agreement with Mr. Messick to serve as Senior Vice President Finance and act as our principal financial officer and principal accounting officer.  Such arrangement was maintained through our hire of our current Chief Financial Officer, Mr. Kevin W. Mooney, and for an appropriate period of transition after Mr. Mooney’s hire.  The transition of the aforementioned financial and accounting roles is now complete.  As a result, Mr. Messick’s Employment Agreement with us was terminated effective June 6, 2005.  As described in Item 1.02(a) above, Mr. Messick has now returned to his prior role as a consultant to us.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WORLDSPAN, L.P.

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: General Counsel, Secretary and
Senior Vice President—Human Resources

Dated: June 10, 2005